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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Swift Energy Company

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held May 9, 2006
     The annual meeting of shareholders of SWIFT ENERGY COMPANY (the “Company”) will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 9, 2006, at 4:00 p.m., Houston time, for the following purposes:
1.	To elect three Class I directors and one Class II director to serve for the terms specified in the attached proxy statement, or until their successors are duly qualified and elected;

2.	To amend the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares of the Company’s common stock available for awards under the plan by up to 850,000 additional shares;

3.	To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditors for the fiscal year ending December 31, 2006; and

4.	Such other business as may properly be presented at the annual meeting, or at any and all adjournments or postponements thereof.
     A record of shareholders has been taken as of the close of business on March 22, 2006, and only shareholders of record on that date will be entitled to vote at the annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing April 28, 2006, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas. This list will also be available at the annual meeting.
By Order of the Board of Directors,

Karen Bryant
March 23, 2006	Secretary
Your Vote Is Important!
     Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy by telephone, Internet, or by mail as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting by telephone or the Internet, please refer to the enclosed instruction sheet. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope. If you attend the annual meeting, you may revoke the proxy and vote in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

i

SWIFT ENERGY COMPANY
16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700
PROXY STATEMENT
for the
2006 ANNUAL MEETING OF SHAREHOLDERS
     This proxy statement is mailed to shareholders commencing on or about March 27, 2006, in connection with the solicitation by the board of directors (the “Board of Directors” or “Board”) of Swift Energy Company (“Swift Energy” or the “Company”) of proxies to be voted at the annual meeting of shareholders to be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 9, 2006, at 4:00 p.m., Houston time, and any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. Management does not know of any matters other than those listed on the notice that will be presented for action at the Annual Meeting.
     The annual report to shareholders covering the fiscal year ended December 31, 2005, will be mailed to each shareholder entitled to vote at the Annual Meeting with this proxy statement.
     The cost of preparing, printing, and mailing this proxy statement and soliciting proxies will be borne by Swift Energy. In addition to solicitations by mail, employees of the Company may solicit proxies in person or by telephone or facsimile, without additional remuneration. In addition, the Company has retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $8,000, plus reasonable out of pocket expenses, for proxy solicitation services. The Company will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company’s common stock as of the record date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet, or by completing and returning the enclosed proxy card will help to avoid additional expense.
     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 22, 2006. On the record date, there were 29,102,162 shares of common stock of the Company, par value $.01 per share, issued and outstanding and entitled to vote.
     Each share of common stock entitles the holder to one vote on each matter presented at the Annual Meeting. Proxies will be voted in accordance with the directions specified thereon. Any proxy on which no direction is specified will be voted “FOR” the election of all nominees to the Board for the terms indicated, “FOR” amending the Swift Energy Company 2005 Stock Compensation Plan, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors, and otherwise at the discretion of the persons designated as proxies. A shareholder may revoke his or her proxy at any time by attending and voting at the Annual Meeting or by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date.
     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not represented at the Annual Meeting, a majority of the votes represented may adjourn or postpone the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is represented.
     Abstentions are included in the determination of the number of shares present and voting and are counted as abstentions in tabulating the votes cast on director nominees or proposals presented to shareholders. Broker non-votes are not included in the determination of the number of shares present and voting and are not counted as a vote with respect to the proposals.

Page
PROPOSAL 1 — ELECTION OF DIRECTORS	3
Class I Director Nominees	4
Class II Director Nominee	4
BOARD OF DIRECTORS	5
Class II Directors	5
Class III Directors	5
Compensation of Directors	6
Meetings of the Board	7
Meetings of Independent Directors	7
Board Succession Plan	7
Affirmative Determinations Regarding Independent Directors and Financial Experts	7
Committees of the Board	8
Compensation Committee Interlocks and Insider Participation	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
Corporate Governance	9
PRINCIPAL SHAREHOLDERS	10
EXECUTIVE OFFICERS	12
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Employment Contracts	15
Stock Option Grants in 2005	16
Aggregated Option Exercises in 2005 and Year-End Option Values	17
Equity Compensation Plan Information	18
Related Party Transaction	18
COMPENSATION COMMITTEE REPORT	19
Compensation Philosophy	19
Review and Evaluation of Compensation Practices	19
Director Compensation	19
Executive Compensation Criteria and Performance Measurement	20
Compensation of Chief Executive Officer	21
Section 162(m) of the Internal Revenue Code	21
PROPOSAL 2 — TO AMEND THE SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR AWARDS UNDER THE PLAN BY UP TO 850,000 ADDITIONAL SHARES	23
Summary of the 2005 Plan	23
Federal Income Tax Considerations	27
BOARD RECOMMENDATION	29
AUDIT COMMITTEE REPORT	30
INDEPENDENT AUDITORS, SERVICES AND FEES	31
Pre-approval Policies and Procedures	31
PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	32
PERFORMANCE GRAPH	33
SHAREHOLDER PROPOSALS	34
COMMUNICATIONS WITH THE BOARD OF DIRECTORS	34
FORWARD LOOKING STATEMENTS	35
ANNUAL REPORT ON FORM 10-K	35
GENERAL	35

PROPOSAL 1 — ELECTION OF DIRECTORS
     At the Annual Meeting, three Class I directors are to be elected for terms to expire at the 2009 annual meeting and one Class II director is to be elected for a term to expire at the 2007 annual meeting. The Company has three classes of directors and each year director nominees in one of these classes are proposed to serve three year terms, or until their successors have been duly elected and qualified.
     Ambassador Charles J. Swindells was appointed to the Board as a Class I director on February 6, 2006, in accordance with the Bylaws of the Company and was nominated to stand for election as a Class I director. Mr. Raymond E. Galvin, currently a Class I director, has been nominated to stand for election as a Class II director, with a term expiring at the 2007 Annual Meeting. Messrs. Clyde W. Smith, Jr. and Terry E. Swift, incumbent Class I directors, have been nominated to stand for re-election as Class I directors. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present.
     The persons named as proxies on the accompanying proxy card, unless authority is withheld by a shareholder on a proxy card, intend to vote “FOR” the election of all of the nominees named below to the Board. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute selected by them, or the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable. Any director elected by the Board to fill a vacancy will be elected for the unexpired term of the Class to which the director is elected.
Class I
(Term to expire at the 2009 annual meeting)

Clyde W. Smith, Jr.
Terry E. Swift
Charles J. Swindells
Class II
(Term to expire at the 2007 annual meeting)

Raymond E. Galvin
     Set forth below, for information purposes only, are the names and remaining terms of the other six directors:

Class II	Class III
(Term to expire at the 2007 annual meeting)	(Term to expire at the 2008 annual meeting)

A. Earl Swift	Deanna L. Cannon
Greg Matiuk	Douglas J. Lanier
Henry C. Montgomery	Bruce H. Vincent

Class I Director Nominees
     Clyde W. Smith, Jr., 57, has served as a director of Swift Energy since 1984. Since January 2002, Mr. Smith has served as President of Ascentron, Inc., an electronics manufacturing services company that acquired the assets of D.W. Manufacturing, Inc. in January 2002. From May 1998 until January 2002, Mr. Smith served as General Manager of D.W. Manufacturing, Inc. d/b/a Millennium Technology Services, an electronics manufacturer. Mr. Smith is a Certified Public Accountant and holds the degree of Bachelor of Business Administration in Management.
     Terry E. Swift, 50, has served as the Chief Executive Officer of Swift Energy since May 2001 and as a director of the Company since May 2000. He was President of the Company from November 1997 to November 2004, Chief Operating Officer from 1991 to February 2000, and Executive Vice President from 1991 to 1997. He served in other progressive positions of responsibility since joining the Company in 1981. Mr. T. Swift has a Bachelor of Science in Chemical Engineering and a Master of Business Administration. He is the son of A. Earl Swift and the nephew of Virgil N. Swift, Director Emeritus.
     Charles J. Swindells, 63, was appointed as a director of the Company on February 6, 2006. Ambassador Swindells currently serves as a Managing Director of US Trust Company, N.A. and also is a director on the board of The Greenbrier Companies, Inc., a publicly traded international supplier of transportation equipment and services to the railroad industry. He served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A. from 1993 until 2001. Ambassador Swindells also served as Chairman of the Board of a non-profit board of trustees for Lewis & Clark College in Portland, Oregon from 1998 until 2001. He holds the degree of Bachelor of Science in Political Science.
Class II Director Nominee
     Raymond E. Galvin, 74, has served as a director of Swift Energy since August 5, 2003. From 1992 until he retired in February 1997, he was the President of Chevron USA Production Company. He also served as a director of Chevron Corporation from 1995 to 1997 and as a Vice President of Chevron Corporation from 1988 to 1997. Mr. Galvin has also served as chairman of the Natural Gas Council and the Natural Gas Supply Association. Mr. Galvin holds the degree of Bachelor of Science in Petroleum Engineering.

     The Board of Directors unanimously recommends that shareholders vote “FOR” all of the director nominees to serve as directors in the Class for which they are nominated.

BOARD OF DIRECTORS
Class II Directors
     A. Earl Swift, 72, is Chairman of the Board of Swift Energy and has served in that capacity since the Company’s founding in 1979. He previously also served the Company as President from 1979 to November 1997 and as Chief Executive Officer from 1979 until May 2001. For the 17 years prior to 1979, he was employed by affiliates of American Natural Resources Company. Mr. Swift is a registered professional engineer and holds the degrees of Bachelor of Science in Petroleum Engineering, a Doctor of Jurisprudence and Master of Business Administration. He is the father of Terry E. Swift and the brother of Virgil N. Swift, Director Emeritus.
     Greg Matiuk, 60, has served as a director of Swift Energy since 2003. After 36 years of service, Mr. Matiuk retired from ChevronTexaco Corporation in May 2003 having last served as Executive Vice President, Administrative and Corporate Services, a position he had held since 2001. From 1998 until 2001, he was Vice President, Human Resources and Quality, and from 1996 to 1998 he served as Vice President of Strategic Planning and Quality. Mr. Matiuk began his career at ChevronTexaco in 1967 as a production and reservoir engineer. He holds the degrees of Bachelor of Science in Geological Engineering and an Executive Master of Business Administration.
     Henry C. Montgomery, 70, has served as a director of Swift Energy since 1987. Since 1980, Mr. Montgomery has been Chairman of the Board of Montgomery Professional Services Corporation, an outsourcing, search and temporary placement and financial services firm. Mr. Montgomery currently also serves as Chairman of the Board of Catalyst Semiconductor, Inc., a public company that designs, develops, and markets programmable integrated circuit products, and Chairman of the Board of ASAT Holdings, Ltd., a public company that packages and tests semiconductor devices. From January 2000 to March 2001, Mr. Montgomery served as Executive Vice President—Finance and Administration and Chief Financial Officer of Indus International, Inc., a public company engaged in enterprise asset management systems. Mr. Montgomery holds the degree of Bachelor of Arts in Economics.
Class III Directors
     Deanna L. Cannon, 45, was elected to serve as a member of the Board at the 2004 annual meeting of shareholders. Ms. Cannon is a shareholder and director of Corporate Finance Associates of Northern Michigan (“CFA”), an investment banking firm, and the President of Cannon & Company CPA’s PLC, a privately held consulting firm. She served Miller Exploration Company as Chief Financial Officer and Secretary from November 2001 to December 2003, Vice President—Finance and Secretary from June 1999 to November 2001, and a director of one of its wholly owned subsidiaries from May 2001 to December 2003. Miller Exploration Company was a publicly held independent oil and gas exploration and production company that was acquired by Edge Petroleum Corporation in December 2003. Previously, Ms. Cannon was employed in public accounting for 16 years. Ms. Cannon holds the degree of Bachelor of Science in Accounting and is a Certified Public Accountant.
     Douglas J. Lanier, 56, has served as a director of Swift Energy since May 2005. Mr. Lanier retired in 2004 as Vice President of ChevronTexaco Exploration & Production Company, Gulf of Mexico Business Unit. He began his career with Gulf Oil Company in 1972 and served in various positions until 1989, when Mr. Lanier was appointed Assistant General Manager—Production for Chevron USA Central Region in Houston. He served in subsequent appointments until he joined Chevron Petroleum Technology Company as President in 1997. In October of 2000, he was appointed Vice President of the Gulf of Mexico Shelf Strategic Business Unit. Mr. Lanier holds the degree of Bachelor of Science in Petroleum Engineering. He is a member of the Society of Petroleum Engineers and is a registered Professional Engineer in Texas (inactive). Mr. Lanier was inducted into the University of Tulsa College of Engineering Hall of Fame in 2003.

     Bruce H. Vincent, 58, was elected as a director of Swift Energy in May 2005 and was appointed President of the Company in November 2004. He previously served as President of Swift Energy International, Inc. from February 2004 to May 2005, Secretary of Swift Energy Company from August 2000 to May 2005, Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management since joining the Company in 1990. Mr. Vincent holds the degrees of Bachelor of Business Administration and Master of Business Administration in Finance.
Compensation of Directors
     Directors who are also employees of the Company do not receive director compensation. Each non-employee director of the Board receives cash compensation of $40,000, with an additional $5,000 for serving on one or more committees of the Board of Directors. The Chairman of the Audit Committee receives an additional $12,000 in cash for a minimum of four meetings annually. The Chairmen for each of the Corporate Governance and Compensation Committees receives an additional $6,000 in cash for a minimum of two meetings annually. The independent director serving on the Executive Committee receives an additional $5,000 in cash annually, as does the Lead Director. If a non-employee director is appointed by the Board, the director receives cash compensation on a pro rata basis. All of these amounts are paid over the course of a year in four equal installments.
     Non-employee directors of the Board also receive equity compensation on an annual basis under the Swift Energy Company 2005 Stock Compensation Plan (the “2005 Plan”). Under the 2005 Plan, each non-employee director is automatically granted, on the day following each annual meeting of shareholders, a restricted award of the number of shares of common stock (rounded up to the nearest multiple of 10) determined by dividing $100,000 by the Fair Market Value of the common stock on the date of grant. The “Fair Market Value” is defined by the 2005 Plan as the closing price of the Company’s common stock on the day before the date of grant. If a non-employee director first becomes a non-employee director other than by being elected by shareholders at an annual meeting, that director automatically receives that portion of an annual director award equal to a portion of a full twelve month period between the date of his or her election as a director and the next annual meeting of shareholders.
     The service restrictions on the restricted stock awards to non-employee directors lapse on the date of the next annual meeting of shareholders and vest ratably in three equal installments, one-third on the date of each of the three annual meetings of shareholders following the grant date, provided that if prior to vesting of any portion of an award, a non-employee director’s service as a director terminates with the director in good standing as determined in the sole discretion of the Board, then all restricted stock awards of that non-employee director shall vest immediately and service restrictions shall lapse.
     Mr. Virgil N. Swift served as a director on the Board during 2005 until the annual meeting of shareholders on May 10, 2005, at which time he was given the honorary title of Director Emeritus. In addition to his pro rata cash compensation as a director, Mr. V. Swift received compensation during 2005 pursuant to a consulting agreement. Under his consulting agreement, which has been in effect since July 2000, Mr. V. Swift is paid $5,000 per month for providing advisory services to key employees, officers, and directors, especially in the area of the Company’s New Zealand oil and gas exploration and production operations and as otherwise requested by the Chairman of the Board, Chief Executive Officer, or the President. The consulting agreement is terminable by either party without cause upon two weeks’ written notice. Upon a change of control during the term of the consulting agreement, all outstanding stock options held by Mr. V. Swift will become 100% vested.
     The Board of Directors maintains a policy that the Board reviews from time to time relating to post-retirement director compensatory agreements. The policy provides for agreements or arrangements with former directors, including consulting services, in instances in which a majority of the independent directors of the Board agree that an individual former director has specific expertise that the Board and management agree is of material benefit to the Company. Any agreements with directors or former directors currently in effect or about to expire will be reviewed in accordance with this policy.
Meetings of the Board
     During 2005, the Board met on nine occasions and acted by unanimous written consent or resolution five times. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During 2005, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings of all committees of the Board on which he or she served.
Meetings of Independent Directors
     At each executive session of the independent directors, the Lead Director presides. Mr. Galvin was elected as Lead Director by the independent directors. The independent directors met in executive session at the conclusion of five Board meetings in 2005.
Board Succession Plan
     The Board formally considered, addressed, and approved a Board succession plan during 2004, as recommended to the Board by the Corporate Governance Committee. In adopting such plan, the Board took into consideration the Company’s Principles of Corporate Governance that present members of the Board will notify the Board when they reach the age of 75 and the Board, after receiving the recommendation of the Corporate Governance Committee, will determine whether or not such director will continue as a member of the Board. In accordance with the Board succession plan, Mr. Galvin would have been scheduled for retirement at the 2006 Annual Meeting; however, the Corporate Governance Committee recommended and the Board approved nominating Mr. Galvin to stand for election as Class II director with a term to expire at the 2007 Annual Meeting. The approval was based on Mr. Galvin’s recent appointment as Lead Director and his status as an independent director, prior service, and extensive industry experience including operations, geosciences, and acquisitions. As set forth in its charter, the Corporate Governance Committee also considered other factors in recommending the succession plan to the Board, including reputation, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidates would fill present needs on the Board.
Affirmative Determinations Regarding Independent Directors and Financial Experts
     The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A of the Listing Standards of the New York Stock Exchange, Inc. (“NYSE”): Deanna L. Cannon, Raymond E. Galvin, Douglas J. Lanier, Greg Matiuk, Henry C. Montgomery, Clyde W. Smith, Jr., and Charles J. Swindells. These independent directors represent a majority of the Company’s Board of Directors.
     The Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the Securities and Exchange Commission (“SEC”), and/or the Internal Revenue Service. Further, the Board has determined that Henry C. Montgomery, Chairman of the Audit Committee, Clyde W. Smith, Jr., and Deanna L. Cannon, members of the Audit Committee, are each an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.
     The Board reviewed the applicable standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Board made its independence and “audit committee financial expert” determinations.

Committees of the Board
     The Board of the Company has established the following standing committees: Audit, Corporate Governance, Compensation, and Executive. Descriptions of the functions of the Audit, Corporate Governance, Compensation, and Executive Committees are set forth below:
     Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditors. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of audit committee financial expert as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Montgomery and Smith and Ms. Cannon qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the Listing Standards or rules of the SEC and NYSE. A report of the Audit Committee appears later in this proxy statement. Messrs. Montgomery (Chairman), and Smith and Ms. Cannon are members of the Audit Committee, which held seven meetings in 2005.
     Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become directors and nominates candidates for directorships and also recommends to the Board the membership for each of the Board’s committees. This committee may consider nominees recommended by shareholders upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. See “Shareholder Proposals” below. The Corporate Governance Committee also develops, monitors, and recommends to the Board corporate governance principles and practices applicable to Swift Energy. The committee also assists management of the Company in identifying, screening, and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s conflicts of interest policy. The Corporate Governance Committee is required to be comprised of at least three directors who are “non-employee directors” and determined by the Board to be “independent” under the listing standards or rules of the NYSE and the SEC. Messrs. Matiuk (Chairman), Galvin, and Lanier and Ms. Cannon are members of the Corporate Governance Committee and all are independent as defined in the Listing Standards or rules of the SEC and NYSE. The Corporate Governance Committee held four meetings in 2005.
     Compensation Committee. The Compensation Committee discharges the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its affiliates and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of Swift Energy, competitive practices, and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee also evaluates and approves any amendment, subject to shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee is required to be comprised of at least three directors who are “non-employee directors” and determined by the Board to be “independent” under the SEC rules and NYSE’s listing standards. The Board has determined that all members are independent as defined by the Listing Standards or rules of the SEC and NYSE. The report of the Compensation Committee is included below. Messrs. Smith (Chairman), Lanier, Matiuk, and Montgomery are members of the Compensation Committee, which held three meetings and acted by unanimous written consent once during 2005. Ambassador Swindells was appointed to the Compensation Committee on February 6, 2006.

     Executive Committee. The Executive Committee is authorized to act for the Board at times when it is not convenient for the Board to act, except where full Board action is required by applicable law. Any action taken by the Executive Committee is required to be reported at the next full Board meeting. Messrs. A. E. Swift, T. Swift, and Galvin are members of the Executive Committee. The Executive Committee held three meetings and acted by unanimous written consent once during 2005.
Compensation Committee Interlocks and Insider Participation
     During 2005, the Compensation Committee of the Board consisted of Messrs. Smith, Lanier, Matiuk, and Montgomery, who are all independent directors. To the Company’s knowledge, there are no inter-relationships involving members of the Compensation Committee or other directors of the Company requiring disclosure in this section of the proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership of, and transactions in, the Company’s common stock. SEC regulations require Swift Energy to identify anyone who filed a required report late during the most recent fiscal year. Based on a review of the Forms 3 and 4 filed during the 2005 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements during 2005.
Corporate Governance
     Part of the Company’s historical and on-going corporate governance practices is the Company’s policy that requires officers, directors, employees, and certain consultants of the Company to submit annual disclosure statements regarding their compliance with the Company’s conflict of interest policy. A management representation letter is provided to the Corporate Governance Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflicts of interest. Based on this assessment and further discussion with management, the Corporate Governance Committee then directs management on what additional action, if any, the Committee determines is necessary to be undertaken with regard to any potential or actual conflict of interest.
     Beginning in 2005, the Company also requires that officers, directors, employees, and certain consultants of the Company provide an annual re-affirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is re-distributed in connection with this requirement and each such person is asked to re-affirm and re-acknowledge that they have reviewed and refreshed their knowledge of the provisions of the Code of Ethics and Business Conduct and will comply with such Code. They also re-affirm their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct.
     The Board adopted charters for each of its Audit, Corporate Governance, and Compensation committees, which are reviewed annually by each committee. The Board adopted Principles of Corporate Governance for the Company and the Code of Ethics and Business Conduct, both of which are applicable to all employees, directors, and consultants, are posted on the Company’s website at www.swiftenergy.com.
     In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officers, as adopted by the Board, is posted on Swift Energy’s website, where the Company also intends to post any waivers from or amendments to this Code of Ethics.

PRINCIPAL SHAREHOLDERS
     The following table sets forth information concerning the shareholdings, as of March 15, 2006 (unless otherwise indicated), of the members of the Board, the Chief Executive Officer, the four most highly compensated executive officers other than the CEO, all executive officers and directors as a group, and, to the Company’s knowledge, each person who beneficially owned more than five percent of the Company’s outstanding common stock.

		Shares of Common Stock
		Beneficially Owned at
Name of Person or Group	Position	March 15, 2006(1)
				Percent of
				Class
		Number		Outstanding
A. Earl Swift	Chairman of the Board	297,464		1.0%
Deanna L. Cannon	Director	6,210		(2)
Raymond E. Galvin	Director	32,610		(2)
Douglas J. Lanier	Director	3,210		(2)
Greg Matiuk	Director	7,210		(2)
Henry C. Montgomery	Director	16,125		(2)
Clyde W. Smith, Jr.	Director	48,710	(3)	(2)
Charles J. Swindells	Director	530		(2)
Terry E. Swift	Chief Executive Officer and Director	211,825		(2)
Bruce H. Vincent	President and Director	134,446		(2)
Joseph A. D’Amico	Executive Vice President and Chief Operating Officer	96,610		(2)
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer	111,075		(2)
Victor R. Moran	Senior Vice President and Chief Compliance Officer	62,083		(2)
All executive officers and directors as a
group (16 persons)		1,219,277		4.1%
EARNEST Partners, LLC		3,558,952	(4)	12.7%
75 Fourteenth Street, Suite 2300
Atlanta, Georgia 30309
Goldman Sachs Asset Management, LP		2,538,411	(5)	8.8%
32 Old Slip
New York, NY 10005

(1)	Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the common stock of the Company shown as being beneficially owned by them, less the shares set forth in this footnote. The table includes the following shares that were acquirable within 60 days following March 15, 2006, by exercise of options granted under the Company’s stock option plans: Mr. A. E. Swift—223,649; Ms. Cannon—2,000; Mr. Galvin—7,000; Mr. Lanier—0; Mr. Matiuk—4,000; Mr. Montgomery—10,000; Mr. Smith—34,500; Mr. T. Swift—105,007; Ambassador Swindells—0; Mr. Vincent—56,048; Mr. D’Amico—67,450; Mr. Heckaman—77,201; Mr. Moran—43,080; and all executive officers and directors as a group—746,503.

(2)	Less than one percent.

(3)	Mr. Smith disclaims beneficial ownership as to 1,000 shares held in a Roth IRA for the benefit of Mr. Smith’s son.

(4)	Based on a Schedule 13G dated February 9, 2006, filed with the SEC to reflect shares held at December 31, 2005, EARNEST Partners, LLC, is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E), and holds sole voting power as to 2,025,895 shares, shared voting power as to 1,003,857 shares, and sole dispositive power as to all 3,558,952 shares. No single client’s interest of EARNEST Partners, LLC relates to more than five percent of the class.

(5)	Based on a Schedule 13G dated February 9, 2006, filed with the SEC to reflect shares held at December 31, 2005, Goldman Sachs Asset Management, LP is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 1,960,380 shares, shared voting power as to 0 shares, and sole dispositive power as to all 2,538,411 shares.

EXECUTIVE OFFICERS
     The Board appoints the executive officers of the Company annually. Information regarding Terry E. Swift, Chief Executive Officer, is set forth previously in this proxy statement under “Proposal 1—Election of Directors” and information regarding Bruce H. Vincent, President, is set forth previously in this proxy statement under “Board of Directors.” Set forth below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.
     Joseph A. D’Amico, 57, was appointed Executive Vice President of Swift Energy in August 2000 and was appointed Chief Operating Officer in February 1999. He served in other progressive positions of responsibility since joining the Company in 1988. Mr. D’Amico holds the degrees of Bachelor and Master of Science in Petroleum Engineering and the degree of Master of Business Administration.
     Alton D. Heckaman, Jr., 49, was appointed Executive Vice President of Swift Energy in November 2004 and Chief Financial Officer in August 2000. He previously served as Senior Vice President—Finance from August 2000 until November 2004. He served in other progressive positions of responsibility since joining the Company in 1982. He is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration.
     James M. Kitterman, 61, was appointed Senior Vice President—Operations of Swift Energy in May 1993. He had previously served as Vice President—Operations since joining the Company in 1983. Mr. Kitterman holds the degrees of Bachelor of Science in Petroleum Engineering and Master of Business Administration.
     James P. Mitchell, 52, was appointed Senior Vice President—Commercial Transactions and Land of Swift Energy in February 2003. He previously served as Vice President—Land and Property Transactions from December 2001 to February 2003, and Vice President—Land from 1996 to 2001. He served in other progressive positions of responsibility since joining the Company in 1987. Mr. Mitchell holds the degrees of Bachelor of Arts in History and Business Law.
     Victor R. Moran, 50, was appointed Senior Vice President and Chief Compliance Officer of Swift Energy in November 2004, having previously served as Senior Vice President—Energy Marketing and Business Development from August 2000. He served in other progressive positions of responsibility since 1992, when he joined the Company. Mr. Moran was elected to the Spring Independent School District Board of Trustees in May 2005. Mr. Moran holds the degrees of Bachelor of Arts in Government and History, Master of Business Administration, and Doctor of Jurisprudence.
     David W. Wesson, 47, was appointed Controller of Swift Energy in January 2001. He previously served as Assistant Controller—Reporting from April 1999 to January 2001, and in other progressive positions of responsibility since joining the Company in 1988. Mr. Wesson is a Certified Public Accountant and holds a degree of Bachelor of Business Administration in Accounting.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the CEO (determined as of the end of 2005) for the fiscal years ended December 31, 2005, 2004, and 2003.

					Long Term					All Other
		Annual Compensation			Compensation					Compensation
							Common
					Common		Stock
					Stock		Underlying
			Bonus(1)		Underlying		Reload			Life
Name and		Salary	Cash	Stock	Options		Options	Restricted Stock		Insurance	401(k)
Principal Position(2)	Year	($)	($)	($)	(#)		(#)	($)		($)(3)	($)(4)
Terry E. Swift	2005	$524,700	$652,727	$0	25,400	(5)	62,892	$774,200	(6)	$22,944	$10,500
Chief Executive Officer	2004	495,000	355,100	0	26,000		9,528	453,240	(7)	26,877	10,250
	2003	450,000	180,000	0	40,000		0	0		26,207	10,000

Bruce H. Vincent	2005	$411,147	$358,024	$0	16,700	(5)	46,251	$508,760	(6)	$25,517	$10,500
President	2004	348,955	196,700	0	10,800		26,834	188,850	(7)	$27,294	10,250
	2003	316,268	92,248	0	30,000		6,171	0		24,918	10,000

Alton D. Heckaman, Jr.	2005	$343,489	$256,538	$0	11,100	(5)	23,966	$340,648	(6)	$13,108	$10,500
Executive Vice President	2004	275,220	133,300	0	8,500		6,755	148,562	(7)	14,463	10,250
and Chief Financial Officer	2003	244,776	71,378	0	25,000		2,370	0		13,050	10,000

Joseph A. D’Amico	2005	$343,489	$193,885	$0	11,100	(5)	0	$340,648	(6)	$18,202	$10,500
Executive Vice President	2004	333,485	126,900	0	9,700		0	168,706	(7)	20,596	10,250
and Chief Operating Officer	2003	314,608	55,051	0	20,000		0	0		19,260	10,000

Victor R. Moran	2005	$283,580	$168,359	$0	8,000	(5)	0	$247,744	(6)	$7,086	$10,500
Senior Vice President and	2004	223,597	87,000	0	5,400		0	93,166	(7)	7,875	10,250
Chief Compliance Officer	2003	207,870	50,225	0	20,000		4,235	0		7,347	10,000

(1)	Bonus amounts reported for 2005, 2004, and 2003 include bonuses earned during those years but paid in the following year.

(2)	In accordance with the terms of A. Earl Swift’s employment agreement upon his retirement from his position as Chief Executive Officer in 2001, he began working half-time for the Company. His salary in 2005 was $344,213 and he also received the last of his five non-competition payments in the amount of $406,842. Additionally, he received a cash bonus of $200,000 in 2005. The Company also paid $69,761 in insurance premiums for his benefit and contributed $10,500 to his 401(k) in 2005.

(3)	Represents insurance premiums paid by the Company during the covered fiscal year with respect to life insurance for the benefit of the named executive officer.

(4)	Contributions by the Company to the Swift Energy Company Employee Savings Plan (100% in Company common stock) for 2005, 2004, and 2003 for the account of the named executive officer.

(5)	Stock option amounts reported include grants awarded in 2006 with respect to 2005.

(6)	This amount was determined by multiplying the number of shares of restricted stock granted by the closing market price on the date of grant ($44.24). Effective as of February 7, 2006, restricted stock shares were awarded with respect to the 2005 fiscal year to each of the named executive officers as follows: Mr. T. Swift—17,500 shares; Mr. Vincent—11,500 shares; Mr. Heckaman—7,700 shares; Mr. D’Amico—7,700 shares; and Mr. Moran—5,600 shares. Restrictions on these shares will lapse as to one-third of such shares on February 7, 2007, and will lapse as to one-third on each anniversary date thereafter. Although no dividends are expected to be paid, the named executive officers have the right to receive any dividends in respect of the restricted shares held.

At year-end 2005, the aggregate number of restricted stock shares and value, based on the closing price of the Company’s common stock as of December 30, 2005, was: Mr. T. Swift—35,500 shares and $1,599,985; Mr. Vincent—19,000 shares and $856,330; Mr. Heckaman—13,600 shares and $612,952; Mr. D’Amico—14,400 shares and $649,008; and Mr. Moran—9,300 shares and $419,151.

(7)	This amount was determined by multiplying the number of shares of restricted stock granted by the closing market price on the date of grant ($25.18). Effective as of November 8, 2004, restricted stock shares were awarded to each of the named executive officers as follows: Mr. T. Swift—18,000 shares; Mr. Vincent—7,500 shares; Mr. Heckaman—5,900 shares; Mr. D’Amico—6,700 shares; and Mr. Moran—3,700 shares. Restrictions on these shares lapsed as to 20% of such shares on February 8, 2006, and will lapse as to 20% on each anniversary date thereafter. Although no dividends are expected to be paid, the named executive officers have the right to receive any dividends in respect of the restricted shares held.

Employment Contracts
     A. Earl Swift has been working under the terms of an employment agreement last amended and restated in November 2000, which terminates July 1, 2006. Mr. Swift stepped down as Chief Executive Officer during 2001 and began working on a half-time basis on specific matters designated by the Board. During this five-year period, Mr. Swift’s compensation has been approximately one-half (i.e. $300,000) of his annual base compensation in 2001, with a 4% per annum inflation adjustment, plus any bonuses awarded by the Board. Mr. Swift’s death or disability or a change of control would trigger 100% vesting of all unexercised options, plus continuation of insurance then in effect for a year, together with a lump sum payment of cash amounts to be paid for the remainder of the term of the agreement, plus a tax gross-up if such payments are deemed to be subject to “parachute payment” excise taxes. Mr. Swift’s contract provided for a payment of approximately $407,000 per year for five years, all of which payments have been made, with the last payment made during 2005. Upon termination of Mr. Swift’s employment during the remaining term, other than for cause or change of control, Mr. Swift is entitled to receive continuation of his salary for a period of one year plus four weeks of salary for every year of service to the Company if he is then being employed and paid on a half-time basis, provided that salary payments are not to be made for more than five years after he begins his part-time status, and all stock options held by him vest upon termination. Insurance coverage is to be continued while he is being paid.
     The Compensation Committee of the Board of Directors is to consider the renewal or replacement of Mr. Swift’s employment agreement and the terms thereof prior to its termination in consultation with outside counsel and discussions with Mr. Swift, and it is anticipated that such a renewal or replacement will take place in order to secure Mr. Swift’s continued services to the Company.
     Effective May 9, 2001, the Company entered into amended and restated employment agreements with Terry E. Swift, Bruce H. Vincent, Joseph A. D’Amico, Alton D. Heckaman, Jr., and James M. Kitterman, and on the same date entered into a new employment agreement with Victor R. Moran. Effective November 1, 2003, the Company also entered into an employment agreement with James P. Mitchell. All of the agreements provide for an initial three-year term, which is automatically extended for one year on May 9 of each year (such period, as so extended at any time, the “Contract Term”). These agreements provide for payment of certain amounts and continuation of medical benefits for one-half of the remainder of the Contract Term upon termination of employment other than for cause. The payment shall be equal to the executive’s base salary in effect immediately prior to the termination date, plus one week’s salary for every year of service to the Company, plus in the case of Messrs. T. Swift, Heckaman, and Kitterman, certain amounts compounded at a rate of 8% per annum, representing amounts in lieu of Company contributions to its 401(k) plan for those periods of employment prior to adoption of such a plan by the Company. The agreements also provide for the continuation of medical benefits for one-half of the remainder of the Contract Term upon termination of employment other than for cause. The agreements can be terminated by the Company other than for cause only by a majority of the continuing directors who have been directors for two years or nominated for election by a majority of continuing directors. Upon employment termination in connection with or following a change of control, the executives are entitled to receive their salary that would have been paid for the remainder of the Contract Term, plus two weeks’ salary for every year of service to the Company, plus in the case of Messrs. T. Swift, Heckaman and Kitterman, certain amounts compounded at a rate of 8% per annum, representing amounts in lieu of Company contributions to its 401(k) plan for those periods of employment prior to adoption of such a plan by the Company, and continuation of medical and dental insurance and universal life coverages for certain periods. Immediately prior to termination of employment, all outstanding stock options vest, except as to Messrs. Moran and Mitchell, for whom the only outstanding options that vest are those granted after the date of their respective employment agreement, and the executives retain such options with no other change to their terms.

Stock Option Grants in 2005
     During 2005, the Company did not grant any stock options to its officers. The following stock options were reload options granted to the named executive officers pursuant to the terms of the Company’s stock compensation plans.

Individual Grants					Grant Date Value
	Number of	% of Total Options			Grant Date
	Options	Granted to Employees	Exercise or Base	Expiration	Present Value
Name(1)	Granted	in Fiscal Year	Price ($/Sh)	Date	($)(2)
Terry E. Swift	5,125	2.91%	$28.97	04/04/2007	$39,331
	9,319	5.28%	$28.97	11/03/2007	$82,047
	3,075	1.75%	$28.97	02/18/2008	$28,682
	5,609	3.19%	$28.97	12/07/2008	$59,609
	9,869	5.60%	$28.97	02/07/2010	$121,284
	7,024	3.98%	$28.97	02/04/2012	$96,247
	3,821	2.17%	$28.97	11/04/2013	$52,358
	4,229	2.40%	$43.48	11/15/2007	$47,179
	934	0.53%	$43.48	12/07/2008	$12,661
	8,330	4.73%	$43.48	02/20/2011	$155,181
	2,546	1.44%	$43.48	11/04/2013	$47,942
	3,011	1.71%	$43.48	11/08/2014	$56,699

Bruce H. Vincent	12,970	7.36%	$31.40	05/17/2007	$108,419
	1,014	0.58%	$31.40	11/03/2007	$9,467
	3,969	2.25%	$33.01	11/03/2007	$38,787
	1,799	1.02%	$33.01	02/18/2008	$18,658
	468	0.27%	$33.01	12/07/2008	$5,549
	1,421	0.81%	$36.22	02/07/2010	$21,136
	1,323	0.75%	$46.66	12/07/2008	$19,192
	1,103	0.63%	$46.66	02/07/2010	$19,056
	2,134	1.21%	$46.66	11/11/2012	$43,123
	1,557	0.88%	$47.67	12/01/2007	$18,866
	2,987	1.69%	$47.67	02/04/2012	$61,152
	3,483	1.98%	$47.67	11/04/2013	$71,306
	2,746	1.56%	$47.92	08/01/2010	$53,111
	1,723	0.98%	$48.40	12/06/2007	$21,198
	7,554	4.29%	$48.40	05/08/2011	$157,737

Alton D. Heckaman, Jr.	2,373	1.35%	$28.44	11/03/2007	$20,635
	2,728	1.55%	$30.22	01/28/2007	$21,659
	1,321	0.75%	$31.40	11/11/2012	$19,520
	23	0.01%	$31.79	11/03/2007	$217
	792	0.45%	$31.79	02/18/2008	$7,946
	3,322	1.88%	$33.01	08/01/2010	$47,896
	2,489	1.41%	$34.41	02/07/2010	$35,635
	1,210	0.69%	$35.05	02/07/2010	$17,404
	1,545	0.88%	$36.22	11/04/2013	$26,085
	238	0.14%	$38.41	02/07/2010	$3,678
	216	0.12%	$38.41	11/11/2012	$3,817
	1,218	0.69%	$47.35	11/22/2007	$14,797
	1,263	0.72%	$47.35	12/07/2008	$18,584
	1,010	0.57%	$47.92	11/04/2013	$20,961
	4,218	2.39%	$50.01	08/01/2010	$84,075
(table continued on following page)

Individual Grants					Grant Date Value
	Number of	% of Total Options			Grant Date
	Options	Granted to Employees	Exercise or Base	Expiration	Present Value
Name(1)	Granted	in Fiscal Year	Price ($/Sh)	Date	($)(2)
Joseph A. D’Amico	0	—	—	—	—

Victor R. Moran	0	—	—	—	—

(1)	A. Earl Swift, Chairman of the Board, had 3,943 reload options granted during 2005 pursuant to the terms of the plans.

(2)	Estimated present values are based on the Black-Scholes Merton Model, a mathematical formula used to value exchange-traded options. The stock options granted by the Company are long term, non-transferable and subject to vesting restrictions, while exchange-traded options are short term and can be exercised or sold immediately in a liquid market. The Black-Scholes Merton Model considers a number of factors, including the expected volatility of the stock, interest rates, and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the following ranges of assumptions were used: average daily volatility for common stock of 41.4% risk-free rate of return of 3.14% to 4.42% and actual number of years from grant date up to six years. In each case, the risk-free rate was based on an applicable government bond as of the grant date and no dividend yield. No adjustments were made for non-transferability or risk of forfeiture. The ultimate value of the option will depend on the future market price of the Company’s common stock, which cannot be forecast with reasonable accuracy.
Aggregated Option Exercises in 2005 and Year-End Option Values
     The following table contains information concerning the number of shares acquired and value realized from the exercise of options during 2005 and the number of unexercised options held by the named executive officers at December 31, 2005.

			Number of Shares of
			Common Stock Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
			at Year-End 2005		at Year-End 2005(1)
	Shares
	Acquired
	On	Value(2)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Terry E. Swift	155,888	$2,917,914	51,165	121,692	$768,341	$2,157,817
Bruce H. Vincent	119,830	$3,048,381	36,066	89,691	$571,208	$1,473,400
Alton D. Heckaman, Jr.	61,757	$1,417,048	67,692	56,238	$1,279,251	$1,122,925
Joseph A. D’Amico	74,240	$2,198,988	60,850	33,560	$1,079,890	$862,498
Victor R. Moran	54,135	$1,232,417	39,080	26,320	$950,421	$722,384

(1)	Options are “in-the-money” if the market price of a share of common stock exceeds the exercise price of the option. The value of unexercised in-the-money options equals the closing price of the Company’s common stock at December 30, 2005 ($45.07) less the exercise price.

(2)	“Value Realized” represents the difference between the exercise price of the options and the NYSE closing price on the exercise date for the Company’s common stock.

Equity Compensation Plan Information
     The following table provides information as of December 31, 2005, regarding shares outstanding and available for issuance under the Company’s existing stock compensation and employee stock purchase plans:

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	securities reflected in
Plan Category	Warrants and Rights	and Rights	column (a))
Equity compensation plans approved by security holders	2,118,179	$21.28	833,446
Equity compensation plans not approved by security holders	0	$0	0

Total	2,118,179	$21.28	833,446	(1)

(1)	Includes 213,140 shares remaining available for issuance under employee stock purchase plans and 620,306 shares under the 2005 Plan.
Related Party Transaction
     During 2005, the Company received research, technical writing, publishing, and website-related services from Tec-Com Inc., a corporation located in Knoxville, Tennessee, and controlled and majority owned by the sister of the Company’s Chairman of the Board and aunt of the Company’s Chief Executive Officer. For the fiscal year ended December 31, 2005, the Company paid approximately $0.4 million to Tec-Com for such services pursuant to the terms of the contract between the parties. The contract expires June 30, 2007. The Company believes that the terms of this contract are consistent with third parties that provide similar services.
     As a matter of corporate governance policy and practice, related party transactions are annually presented and considered by the Corporate Governance Committee of the Company’s Board of Directors in accordance with such committee’s charter. See discussion set forth previously in this proxy statement under “Board of Directors—Corporate Governance.”

COMPENSATION COMMITTEE REPORT
Compensation Philosophy
     The Board first established its Compensation Committee in 1982. The Compensation Committee has always been composed solely of non-employee directors and has set executive compensation since that time. Since 1987, when the Compensation Committee undertook an evaluation of the Company’s policies, executive compensation has been based upon Company performance. The charter of the Compensation Committee adopted in 2003 provides for the Compensation Committee to also evaluate and make recommendations as to the compensation of the Company’s directors.
     Philosophically, the Compensation Committee and the Company’s founder and current Chairman of the Board believed it to be beneficial to the Company in its early years to keep executive compensation in the low to middle ranges in comparison to levels paid by comparable entities, particularly in comparison to many companies in the oil and gas industry. Since 1987, the bonus compensation of the Company’s officers has been based largely upon the Company’s performance. Beginning in 1989, the bonus formula has been based upon earnings per share and growth in oil and gas reserves. Since 1995, the criteria also have reflected the importance of cash flow to the Company and the Company’s increased emphasis on exploration and drilling activities to achieve growth in probable reserves, in addition to acquisition of producing properties, given the Compensation Committee’s belief that successful drilling activities are based upon a high inventory of drilling prospects. Additional metrics have been continually added, and the current ten metrics are described in detail below.
Review and Evaluation of Compensation Practices
     The Compensation Committee continued to take measures during 2005 to implement various recommendations received during 2003 from an independent consulting group which the Board had retained to work with management and the Compensation Committee to examine the compensation practices for its top executive team and directors and to make recommendations with regard to alignment with competitive and best practices. Additional review and studies were conducted during 2004 and 2005 by the Compensation Committee based in part on recommendations from the consulting group, as well as at the request of the Chairman of the Board and the Compensation Committee itself.
Director Compensation
     Under the Company’s Principles for Corporate Governance, management of the Company is directed to report annually to the Compensation Committee on the amount and composition of the compensation of the Company’s directors in relation to the compensation of directors of peer companies. Data relating to director compensation of twelve of the Company’s peers was collected, analyzed, and presented to the Compensation Committee by management. The peer group was chosen based on companies of a similar size and business of the Company with available data. Consideration was given to the fact that the Board of Directors approved an increase in the annual cash compensation portion of director compensation, effective October 1, 2004, from an aggregate amount of $39,750 for a full year of service on the Board and service on one or more committees of the Board to $45,000. Other changes effective October 1, 2004, because of the even greater increase in the duties and responsibilities of the Board’s committee chairmen, the Chairman of the Audit Committee is to receive an additional $12,000 per year based on a minimum of four meetings per year, and the Chairmen of the Corporate Governance and Compensation Committees are each to receive an additional $6,000, based on a minimum of two meetings per year. Previously, the Committee Chairmen received no additional compensation. In May of 2005, non-employee directors received the first of the annual restricted stock awards as described previously in “Board of Directors—Compensation of Directors.” After consideration of all of these factors, the only changes made during 2005 to director compensation was to provide for an additional $5,000 in annual cash compensation for the independent director who serves on the Executive Committee and an additional $5,000 in annual cash compensation for the Lead Director. All cash compensation is paid quarterly in equal installments.
Executive Compensation Criteria and Performance Measurement
     The Company’s executive compensation consists of three components: base salary, annual incentive bonuses, and long-term stock-based incentives.
     Base Salary for a particular year is based upon (i) the executive’s scope of responsibility, (ii) an evaluation of each executive’s individual performance during the year, (iii) the range paid by comparably sized oil and gas exploration and production companies, based in part upon annual surveys provided by various outside sources and public information on independent oil and gas companies with similar market capitalizations (the “Compensation Surveys”), and (iv) an evaluation of the Company’s performance during the preceding year, including the Company’s earnings, reserves growth, and cash flow. Annual individual performance evaluations include each executive’s review of his or her own performance throughout the year, consideration of each executive’s accomplishment of his or her established goals during the year, and a performance review and compensation recommendation by the Company’s Chief Executive Officer, all of which are then reviewed and acted upon by the Compensation Committee.
     The Compensation Surveys include companies in common with the Dow Jones Oil U.S. Exploration & Production Index (the “Index”), used in the “Five Year Shareholder Return Comparison” set forth herein as well as other comparably sized oil and gas exploration and production companies that may not be included in the Index. The Compensation Surveys are used by the Company for purposes of executive compensation comparison because they constitute a broader group than the group of companies included in the Index, and because the Compensation Surveys are comprised of companies somewhat closer in size and line of business to the Company than some of the companies included in the Index. The Index was selected in accordance with SEC rules solely for shareholder return comparison purposes because it is a published industry index.
     Annual Incentive Bonuses for 2005 were awarded in February 2006, in cash based on both individual and Company performances during the prior year. The bonus formula for 2005 for the officers was based upon at least four of ten operating and financial metrics, each given a varying percentage weighting and collectively weighed at two-thirds of each officer’s 2005 bonus. The bonus formula for the Chief Executive Officer, President, and Chief Financial Officer was based on all ten metrics. The metrics used were growth in earnings per share, cash flow per share, net margin, growth in proven and probable reserves, production targets, controllable LOE, and finding and development costs per Mcfe, with domestic and international operations considered separately for the last three metrics. At the beginning of 2005, target levels were determined and individual officers were assigned a percentage for each metric for which his or her performance was weighted. Success in these areas was then measured against target bonus ranges as percentages of base salaries. The remaining factor with a one-third weighting was subjective and measures individual performance of that officer in contributing to either the Company’s overall achievement of its strategic objectives, or the achievement of the objectives of the executive’s department or group within the Company.
     Because of extraordinary circumstances in 2005 due to the impact by Hurricanes Katrina and Rita on the Company’s performance and ability to meet each of the metrics described above, the Compensation Committee took the remarkable efforts exhibited by the Company’s executives and employees into consideration in determining 2005 incentive bonuses. These efforts were demonstrated in the Company’s ability to quickly recover operationally and to house and assist its employees who were personally impacted by the hurricanes so that they could continue working.
     Long-Term Stock-Based Incentives are provided through grants of stock options and/or restricted stock, usually on an annual basis, to executives and others under the 2005 Plan. This component is intended to retain and motivate executives to improve long-term shareholder value. Stock options and restricted stock awards are granted at the prevailing market price of the Company’s common stock. Grants of stock options have always vested in equal amounts over five years. Any shares of restricted stock granted to executives will typically vest in equal amounts over three years.
     The Compensation Committee determines a total number of options and/or shares of restricted stock to be granted in any year based on the total number of outstanding unexercised options, so as to avoid excessive dilution of the shareholders’ value in the Company through option exercises or restricted stock grants. Out of the number so determined, options and/or shares of restricted stock are granted to executive officers in varying amounts, roughly related to their levels of executive responsibility. Outstanding performance by an executive may be recognized through a larger than normal option grant or restricted stock award. Additionally, the metrics described under “Executive Compensation Criteria and Performance Measurement—Annual Incentive Bonuses” above are also used to determine an officer’s long-term stock based incentive award. Certain officers also received reload options during 2005, all of which were obtained in an amount and for the term as provided in the Company’s stock compensation plans.
     The Company believes that its compensation policy described above provides an excellent link between the value created for shareholders and the compensation paid to executives.
Compensation of Chief Executive Officer
     Base Salary. The Chief Executive Officer’s base salary in 2005 was $524,700. This was compared to his base salary of $495,000 and $450,000 in 2004 and 2003, respectively, for his service as President and Chief Executive Officer of the Company. The Compensation Committee’s determination was based on the factors described above. See “Executive Compensation Criteria and Performance Measurement—Base Salary.”
     Bonus. In determining the Chief Executive Officer’s bonus, the Compensation Committee has typically given more weight to factors based upon the Company’s performance than to its evaluation of his general contribution, since the Compensation Committee does not observe and supervise such performance on a day-to-day basis. Accordingly, the bonus formula for 2005 for the Chief Executive Officer was based upon all ten metrics described above, each given a varying percentage. See “Executive Compensation Criteria and Performance Measurement—Annual Incentive Bonus.” Terry E. Swift received a bonus in February of 2006 of $652,727 in cash for his service during 2005 as Chief Executive Officer of the Company. This was compared to his cash bonuses of $355,100 and $180,000 for 2004 and 2003, respectively, for his service as Chief Executive Officer and President.
     Stock Awards. Stock awards for service during 2005 were granted on February 7, 2006. At such time, the Chief Executive Officer received 25,400 options at an exercise price of $44.24, which will vest 20% on each anniversary date of the grant, and 17,500 shares of restricted stock, to vest in equal amounts over three years. These awards were granted based on the same criteria as described above. See “Executive Compensation Criteria and Performance Measurement—Long-Term Stock-Based Incentives.” During 2005, the Chief Executive Officer also received 62,892 reload options to purchase 62,892 shares of the Company’s common stock, all of which were obtained in the amounts and on the terms as provided in the Company’s stock compensation plans.
Section 162(m) of the Internal Revenue Code
     Section 162(m) generally limits deductions for compensation paid to any employee in excess of $1.0 million per year. The Compensation Committee determined to address this issue for 2005 in the proposed Swift Energy Company 2005 Stock Compensation Plan. Because amounts of compensation paid to certain officers may be subject to the limitations on deductibility by the Company under Section

162(m) of the Internal Revenue Code, the proposed 2005 Plan provides that any such officer may not receive a grant in any given calendar year of awards covering or measured by more than 100,000 shares of the Company’s common stock. Further, acceleration of vesting or exercisability of awards held by those officers can only be related to their death, disability, termination of employment upon retirement, or a change of control, as defined in the proposed plan.
COMPENSATION COMMITTEE for 2005
Clyde W. Smith, Jr., Chairman
Raymond E. Galvin
Greg Matiuk
Henry C. Montgomery

PROPOSAL 2 — TO AMEND THE SWIFT ENERGY COMPANY 2005 STOCK
COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S
COMMON STOCK AVAILABLE FOR AWARDS UNDER THE PLAN
BY UP TO 850,000 ADDITIONAL SHARES
     The purpose of the 2005 Stock Compensation Plan is to promote and advance the interest of the Company by aiding in hiring, retaining, and rewarding qualified employees, and increasing managerial and key employees’ interest in the growth and financial success of the Company by offering stock-based incentives tied to performance. Copies of the 2005 Plan as filed with the SEC may be obtained by going to the Company’s website at www.swiftenergy.com or the SEC’s website at www.sec.gov. The 2005 Plan appears as an exhibit to the Company’s Form 8-K filed with the SEC on May 12, 2005. It may also be obtained without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Corporate Secretary, or calling (281) 874-2700.
     An aggregate of 900,000 shares of the Company’s common stock were reserved for awards under the 2005 Plan when the plan was approved by shareholders at the May 10, 2005 annual meeting. As of March 15, 2006, an aggregate of up to 396,797 shares were still available for awards under the 2005 Plan, which represents approximately 1.34% of the Company’s issued and outstanding shares as of such date. During 2005, the price of the Company’s common stock reached an all time high. As a result, a number of stock options previously granted over the years under other plans were exercised. Additionally, because of the record year for the Company in terms of revenues, net income, cash flow, and the competition in the industry for qualified oil and gas personnel, the Company granted shares of restricted stock across the board to all of the Company’s non-officer employees who were employees as of July 1, 2005. In February 2006, officers were granted options and restricted stock for their services during 2005. The Company and the Compensation Committee believe that competition for qualified employees will continue for the foreseeable future, and may even intensify. In order to continue to attract and retain quality employees with oil and gas experience, additional shares need to be made available under the 2005 Plan. The Board of Directors has authorized an amendment to the 2005 Plan, subject to shareholder approval, to increase the number of shares of the Company’s common stock available for award under the 2005 Plan by up to an additional 850,000 shares.
     The Company currently anticipates that it will, as a general matter, grant restricted stock and/or options on an annual basis, although future grant awards and grant recipients have not been determined. Therefore, the number, amount, and type of awards to be received by or allocated to eligible persons in the future under the 2005 Plan cannot be determined at this time. The Company has not approved any awards under the 2005 Plan that are conditioned upon shareholder approval of the proposed plan amendment. On March 16, 2006, the closing price of the Company’s common stock was $37.54. On that date, approximately 350 individuals were eligible to participate in the 2005 Plan.
Summary of the 2005 Plan
     The 2005 Plan authorizes the Company to grant various awards (“Awards”) to directors, officers, and other key employees of the Company or its subsidiaries, including incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), “reload” options (“Reload Options”), stock appreciation rights (“SARs”), restricted stock grants (“Restricted Stock Grants”), restricted unit grants (“Restricted Unit Grants”) and performance bonus awards (“Performance Bonus Awards”). Terms used but not defined in this summary, have the same meanings as defined in the 2005 Plan.
     Administration. The Compensation Committee of the Board will have sole authority to construe and interpret the 2005 Plan, to select participants (“Participants”), to grant Awards and to establish the terms and conditions of Awards. The Compensation Committee is allowed to give the Company’s Chief Executive Officer specifically limited written authority to grant Awards to new employees.

     Eligibility. Any employee of the Company or its subsidiaries, including any officer or employee-director, any consultant, and the non-employee directors of the Company, are eligible to receive various Awards under the 2005 Plan.
     Shares Subject to 2005 Plan. As of May 10, 2005, the maximum number of shares of common stock in respect of which Awards could be granted under the 2005 Plan (the “Plan Maximum”) was 900,000 shares in a “fungible pool” of shares, plus shares covered by previous awards granted prior to May 10, 2005 under any prior long-term incentive plan which awards are forfeited or cancelled. That pool of shares is reduced by one share for every stock option that is granted and is reduced by 1.44 shares for every “full-value” Award that is granted. “Full-value” Awards consist of Restricted Stock Grants, Restricted Unit Grants, and SARs. Thus, if only stock options are granted, options covering up to 900,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 625,000 shares may be granted. If both stock options and “full-value” Awards are granted under the 2005 Plan, the number of shares which can be covered by Awards will fall somewhere between 625,000 shares and 900,000 shares, depending upon the ultimate mix of stock options and “full-value” Awards that are granted under the 2005 Plan. ISOs cannot be granted under the 2005 Plan covering more than 875,000 shares (“ISO Limit”). The reserved share numbers (and the share numbers constituting the Plan Maximum, ISO Limit, and named executive officer limits) are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation, or other change in capitalization of the Company affecting its common stock. As of March 15, 2006, there remain 396,797 shares of common stock in respect of which Awards may be granted under the 2005 Plan (396,797 shares available if only stock options Awards are granted, 275,553 shares available if only “full-value” Awards are granted). At such date, options to purchase 137,500 shares have been granted and 253,960 shares of restricted stock have been awarded under the 2005 Plan.
     If the proposal to make additional shares available under the 2005 Plan is approved by shareholders, the same counting rules described above will apply. Therefore, in addition to those currently available under the 2005 Plan, if only stock options are granted, options covering up to 850,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 590,278 shares may be granted. If both stock options and “full-value” Awards are granted, the number of shares that can be covered by Awards will fall somewhere between 590,278 and 850,000 shares.
     Term. The 2005 Plan will terminate on May 10, 2015, unless sooner terminated by the Board, except with respect to Awards then outstanding.
     Amendment. The Board may amend the 2005 Plan at any time, except that (1) the Board must obtain shareholder approval to make any amendment that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements, materially increase the benefits accruing to Participants resulting in the repricing of Awards already issued, materially extend the term of the plan, or increase the maximum number of shares covered by Awards to named executive officers, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a Participant’s vested rights).
     Incentive Stock Options. Options designated as ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), together with the regulations promulgated thereunder, may be granted under the 2005 Plan up to the ISO Limit. To the extent that any portion of an ISO that first becomes exercisable by any Participant during any calendar year exceeds the $100,000 aggregate fair market value limitation of Section 422(d) of the Code, or such other limit as may be imposed by the Code, such excess portion shall be treated as a validly granted NSO. ISOs shall be exercisable for such periods as the Compensation Committee shall determine, but in no event for a period exceeding ten years or, for Participants who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (“10% Shareholders”), five years.

     Non-Qualified Stock Options. NSOs may be granted for a stated number of shares of common stock and will be exercisable for such period or periods, as the Compensation Committee shall determine. Holders of NSOs may elect to have the Company withhold from shares to be delivered upon exercise of an NSO, shares whose fair market value satisfies withholding taxes attributable to the exercise of the NSOs. If shares are delivered for this purpose, the Compensation Committee, in its sole discretion, may grant replacement NSOs in the form of Reload Options (see below) in the amount of some or all of the shares delivered to satisfy the withholding tax obligation.
     Exercisability. ISOs and NSOs will become exercisable in installments as determined in its sole discretion by the Compensation Committee, although it is generally anticipated in keeping with past Company practice that such options may be exercised as to 20% installments on each of the first five anniversary dates of the date of grant or such other period as may be designated by the Compensation Committee. The exercise price for options may be paid in cash or by delivery of shares of common stock already owned for more than six months by the Participant and having a market value equal to the exercise price.
     Option Exercise Prices. Stock options may only be issued at an exercise price that is at least one hundred percent (100%) of the Fair Market Value of the common stock on the date of grant, and ISOs granted to 10% Shareholders must have an exercise price of at least one hundred ten percent (110%) of the Fair Market Value of the common stock on the date of grant. The 2005 Plan provides that the option exercise price may be paid in cash, by check, by cash equivalent, by a broker-assisted exercise, with shares of common stock (but only where acceptable to the Compensation Committee and only with shares owned for six months), or a combination of the above.
     Termination of Awards. Unless otherwise provided in an Award or the 2005 Plan, Awards will terminate (i) three months following the holder’s termination of employment by the Company except for death, disability, retirement, or upon a Change of Control, (ii) on the first-year anniversary of a Participant’s death or disability, or (iii) on the tenth-year anniversary of the date of grant.
     Reload Options. Under the 2005 Plan, unless otherwise provided in a Participant’s stock option agreement, whenever a Participant holding an ISO or NSO exercises an option (the “Original Option”) and pays part or all of the exercise price by tendering shares of common stock (a “stock-for-stock exercise”), the Participant will automatically receive a “Reload Option” giving that Participant an option to purchase the exact number of shares tendered in the stock-for-stock exercise at an exercise price equal to the Fair Market Value of such shares at the date of grant of such Reload Options, which date of grant will be the date of the notice of exercise of the Original Option. Reload Options are not exercisable after the later of the expiration of the option term of the Original Option or two years following the date of grant of the Reload Option. Except as described above, the terms and conditions of Reload Options will be identical to the terms and conditions of the related Original Options. Reload Options are designed to encourage stock-for-stock exercises by Participants, without necessarily diluting a Participant’s percentage ownership of the Company’s common stock or the Company’s outstanding common stock.
     Limitation on Options and Awards to Named Executive Officers. Because amounts of compensation paid to named executive officers are subject to the limitations on deductibility by the Company under Section 162(m) of the Code, to insure deductibility the 2005 Plan provides that such named executive officers may not receive a grant in any given calendar year of Awards covering or measured by more than 100,000 shares of the Company’s common stock. Further, acceleration of vesting or exercisability of Awards held by named executive officers can only be related to their death, disability, termination of employment upon retirement, or a Change of Control.
     Transferability. The Compensation Committee may allow transfer of Awards to family members, trusts and partnerships for their benefit or owned by them, or to charitable trusts. Awards held by transferees are subject to the same restrictions and forfeiture upon termination of employment applicable to the original holder of the Award. ISOs are not transferable except by will or the laws of descent and distribution.
     Change of Control. In the event of a change of control of the Company as described in the 2005 Plan, all stock options and SARs outstanding shall become fully vested and fully exercisable (other than certain options granted within a year prior to the change of control), and all restrictions and conditions of Restricted Stock Grants and Restricted Unit Grants outstanding shall be deemed to be satisfied, unless the Board expressly provides otherwise. A “change of control” occurs upon: (i) any person or group becoming the beneficial owner of shares with 40% or more of the votes that may be cast for the election of directors; (ii) persons who were directors of the Company immediately prior to a cash tender offer, exchange offer, merger, sale of assets, or contested election cease to constitute a majority of the Board; (iii) the shareholders of the Company approve a transaction in which the Company ceases to be an independent publicly owned corporation or approve the sale of all or substantially all the assets of the Company; or (iv) a tender offer or exchange offer is made for shares of the Company’s common stock (other than by the Company) and shares are acquired thereunder.
     In connection with a Change in Control, the Compensation Committee may also cash out Awards at the higher of the highest price for shares of the Company’s common stock in reported NYSE trading or the highest price paid in any bona fide transaction related to a Change in Control. The 2005 Plan also contains provisions that create a mechanism for a conditional exercise in certain Change of Control transactions pending a cancellation of vested unexercised options.
     Stock Appreciation Rights. Under the 2005 Plan, the Compensation Committee may grant an Award of SARs that entitle a Participant to receive the excess (if any) of the Fair Market Value of a share of common stock on the date of exercise of the SAR, over the Fair Market Value of a share of common stock on the date of grant of the SAR (“Spread”). The Spread may only be paid in shares having a Fair Market Value on the date of payment equal to the Spread. The Compensation Committee may establish procedures for exercise and restrictions regarding the dates on which SARs may be exercised, and subject to the other provisions of the 2005 Plan, a SAR shall not be exercisable before the first anniversary date of the date of grant.
     Stock Grants, Restricted Stock Grants, and Restricted Unit Grants. The Compensation Committee may in its discretion grant shares of common stock to a Participant with or without restrictions, vesting requirements, or other conditions. A Restricted Stock Grant is an Award of shares of the Company’s common stock that does not vest until certain conditions established by the Compensation Committee have been satisfied. Restricted Awards must provide for vesting of such Awards over at least a three-year period, unless specifically determined otherwise by the Compensation Committee, or a one-year period if the Restricted Award is performance based (“Restriction Period”). A Restricted Unit Grant is an Award of “units” subject to similar vesting conditions, each unit having a value equal either to a share of common stock or the amount by which a share of common stock appreciates in value between the date of grant and the date at which any restrictions lapse. During the Restriction Period, a Participant may vote and receive dividends on the shares of common stock awarded pursuant to a Restricted Stock Grant, but may not sell, assign, transfer, pledge or otherwise encumber such shares. During the restricted period, the certificates representing Restricted Awards will bear a restrictive legend and will be held by the Company, or will be recorded on the books of the Company’s stock transfer agent, but not issued to the Participant until the restrictions on the shares covered by the Restricted Award lapse. When the Restriction Period expires or the restriction with respect to installments of shares lapses, provided that federal income tax withholding is provided for, the Participant is entitled to receive (i) with respect to a Restricted Stock Grant, shares of common stock free and clear of restrictions on sale, assignment, transfer, pledge, or other encumbrances, or (ii) with respect to a Restricted Unit Grant, payment for the value of the units.

     Restricted Awards for Non-Employee Directors. Under the 2005 Plan, non-employee directors cannot receive any Award except the Restricted Awards described in this paragraph. Under the 2005 Plan, commencing May 11, 2005 and in subsequent years on the date each annual meeting of shareholders, each non-employee director will receive a Restricted Award consisting of that number of shares of Company common stock determined by dividing $100,000 by the closing price of a share of common stock on the date of the Award, payable only in installments as described below. The service restrictions on non-employee directors’ Restricted Awards shall lapse on the date of the next annual meeting of shareholders following the grant date, and each Restricted Award shall vest ratably in three equal installments, one-third on the date of each of the three successive annual meetings of shareholders following the grant date; provided that following the date of such initial lapse of restrictions, if a non-employee director’s service as a director terminates and the non-employee director is in good standing as determined in the sole discretion of the Board of Directors, then the Restricted Award of that non-employee director shall vest immediately. Prior to the date of such initial lapse of restrictions, no vesting shall occur upon a non-employee director’s termination of service (other than by death or disability, in which cases all Restricted Awards shall vest immediately).
     Performance Bonus Awards. The Compensation Committee in its sole discretion may award Participants a Performance Bonus Award in the form of cash or shares of common stock, or a combination thereof, on such terms and conditions as the Compensation Committee designates. Performance Bonus Awards will be based upon evaluation of a variety of performance factors. Performance factors are to be determined prior to the period of performance, which shall be not less than one year, and may include (i) increases in earnings, earnings per share, EBITDA, revenues, cash flow, return on equity, or total shareholder return, (ii) year-end volumes of proved oil and gas reserves and/or year-end probable reserves, (iii) yearly oil and gas production, (iv) share price performance, (v) relative technical, commercial and leadership attributes, or (vi) similar performance factors. If a Performance Bonus Award is paid in whole or in part in shares of common stock, the number of shares shall be determined based upon the NYSE closing price-based Fair Market Value of such shares. Performance Bonus Awards are subject to terms and conditions set by the Committee in its sole discretion.
Federal Income Tax Considerations
     Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to Awards made under the 2005 Plan.
     Exercise of Incentive Stock Option and Subsequent Sale of Shares
     A Participant who is granted an ISO does not realize taxable income at the time of the grant or at the time of exercise. If the Participant makes no disposition of shares acquired pursuant to the exercise of an ISO before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”), any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss). Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.
     However, if the Participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a Participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income. Finally, in addition to the ordinary income described above, the Participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, which shall be long-term or short-term capital gain depending on the Participant’s post-exercise holding period for such shares.
     To the extent a Participant pays all or part of the exercise price of an ISO by tendering previously acquired common stock owned by such Participant, the tax consequences described above generally will apply to such exchange. However, if a Participant exercises an ISO by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements described above have not been satisfied with respect to the surrendered stock. The consequence of such a disqualifying disposition is that the Participant may recognize ordinary income at that time.
     Notwithstanding the favorable tax treatment of ISOs for regular tax purposes, as described above, for alternative minimum tax purposes, an ISO is generally treated in the same manner as an NSO. Accordingly, a Participant must generally include as alternative minimum taxable income for the year in which an ISO is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares. However, to the extent a Participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the Participant’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the Participant’s calculation of alternative minimum taxable income in such calendar year.
     Exercise of Non-Qualified Stock Option and Subsequent Sale of Shares
     A Participant who is granted an NSO does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.
     Upon the subsequent disposition of shares acquired through the exercise of an NSO, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s post-exercise holding period for such shares.
     To the extent a Participant pays all or part of the exercise price of an NSO by tendering shares of common stock previously owned by the Participant, the tax consequences described above generally would apply. However, the number of shares received upon exercise of such option equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period, which commences on the date of the exercise.
     Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares
     When the restrictions on a restricted Award lapse, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income. Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s holding period for such shares after their restrictions lapse.

     Under Section 83(b) of the Code, a Participant who receives an award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock. Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares. If, after making the election, a Participant forfeits any shares of restricted stock, or sells restricted stock at a price below its fair market value on the date of grant, such Participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.
     Stock Appreciation Rights and Performance Awards
     A Participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.
     A named executive officer who has been awarded a Performance Bonus Award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the Award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.
     The ordinary income recognized by a Participant in connection with a SAR or Performance Bonus Award is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.
     To the extent, if any, that shares are delivered to a Participant in satisfaction of either the exercise of a SAR, or the payment of a Performance Bonus Award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-delivery holding period for such shares.
Board Recommendation
     The affirmative vote of a majority of the shares entitled to vote that are represented at the Annual Meeting in person or by proxy is required to approve the amendment of the 2005 Plan to make additional shares available for Awards under the 2005 Plan. Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” the proposed amendment of the 2005 Plan. The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees and directors. The Board supports management’s belief that the approval of the proposed amendment to make up to an additional 850,000 shares of the Company’s common stock available for Awards under the 2005 Plan will contribute to the continuation of the Company’s history of employee and director longevity, as the Company’s stock compensation plans have done in the past.

     The Board of Directors unanimously recommends that shareholders vote “FOR” amending the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares available for Awards under the plan by up to 850,000 additional shares of the Company’s common stock.

AUDIT COMMITTEE REPORT
     During fiscal 2005, Messrs. Montgomery and Smith, and Ms. Cannon served on the Audit Committee. Each of Messrs. Montgomery and Smith, and Ms. Cannon met the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in Section 303A of the NYSE’s Listing Standards. Each of Messrs. Montgomery and Smith, and Ms. Cannon meet the NYSE’s financial knowledge requirements and each was designated by the Board of Directors as an “audit committee financial expert” under SEC rules.
     The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and listing standards of the NYSE. The charter is available on the Company’s web site at www.swiftenergy.com. As more fully described in its charter, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, including the quarterly review and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting by Ernst & Young LLP, the Company’s independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee spent a significant amount of time during 2005, but less than the time spent for 2004, conferring with management and Ernst and Young and overseeing management’s year long compliance efforts with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also spent a substantial amount of time conferring with management regarding and reviewing the Enterprise Resource Planning financial/accounting system (the “ERP”) evaluation and implementation plan. The Audit Committee believes that the ERP will improve the Company’s financial/accounting processes and establish a platform on which to further integrate and improve related business applications.
     The Audit Committee also reviewed and discussed the audited consolidated financial statements for fiscal 2005 with management and Ernst & Young, and discussed those matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with Ernst & Young. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Ernst & Young and discussed that firm’s independence with representatives of the firm.
     Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, internal audit, and Ernst & Young, the Audit Committee recommended that the Board of Directors include the Company’s consolidated financial statements for the fiscal year ended December 31, 2005, in the Company’s Annual Report on Form 10-K filed with the SEC along with the auditors’ report, which report dated February 27, 2006 expressed an unqualified opinion thereon.
     No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Henry C. Montgomery, Chairman
Deanna L. Cannon
Clyde W. Smith, Jr.

INDEPENDENT AUDITORS, SERVICES, AND FEES
     Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. A representative from Ernst & Young will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
     The following table presents fees and expenses billed by Ernst & Young for its audit of the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2005 and 2004, and for its audit of internal control over financial reporting for 2005 and 2004, and for other services provided by Ernst & Young. The amount provided for 2005 Audit Fees is an estimate.

	2005	2004
Audit Fees	$1,457,500	$2,296,000
Audit-Related Fees	42,500	26,300
Tax Fees	200,900	257,900
All Other Fees	0	0

TOTALS	$1,700,900	$2,580,200

     The audit-related assistance and services generally consisted of limited scope audits performed in connection with the Company’s Employee Savings Plan and Employee Stock Option Plan for both years. The tax services provided generally consisted of compliance, tax advice, and tax planning services. The tax planning services generally consisted of U.S., federal, state, local, and international tax planning, compliance and advice, and expatriate and executive tax services.
Pre-approval Policies and Procedures
     The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any professional services to be provided by the Company’s independent auditors, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditors), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditors. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described above for 2005 and 2004 were pre-approved by the Audit Committee before Ernst & Young was engaged to render the services.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements and internal control over financial reporting for 2006. See “Independent Auditors, Services, and Fees” above for more information related to Ernst & Young.
     Stockholder approval or ratification is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditors. However, the selection is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

     The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors.

PERFORMANCE GRAPH
     The graph below compares the cumulative total return on the Company’s common stock to that of (i) the Standard & Poor’s 500 Stock Index and (ii) the Dow Jones U.S. Exploration & Production Index, with “Cumulative total return” equaling (a) the change in share price during the measurement period plus cumulative dividends (of which, in accordance with its dividend policy, the Company has paid none) for the measurement period (assuming dividend reinvestment), divided by (b) the share price at the beginning of the measurement period.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SWIFT ENERGY COMPANY, THE S & P 500 INDEX,
AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX
* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Swift Energy Company	100.00	53.69	25.70	44.78	76.92	119.79
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
Dow Jones US Exploration & Production	100.00	91.81	93.80	122.93	174.41	288.33

SHAREHOLDER PROPOSALS
     Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2007 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to Karen Bryant, Secretary, Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060 no later than November 23, 2006. Further, a shareholder may not submit a matter for consideration at the 2007 Annual Meeting, unless the shareholder shall have timely complied with the requirements in the Company’s Bylaws. The Bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. A notice given pursuant to this advance notice Bylaw will not be timely with respect to the Company’s 2007 annual meeting unless duly given by no later than March 7, 2007, and no earlier than February 8, 2007.
     The Corporate Governance Committee will consider shareholder recommendations of individuals for membership on the Board upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. The recommendation must state the name, age, business and residence address of the recommended nominee, and any other information required to be disclosed in the Company’s proxy statement by rules promulgated by the SEC. Additionally, the recommendation must include the name and address of the shareholder, the number of shares of the Company’s securities that the shareholder beneficially owns, and the period for which the shareholder has held such shares.
     With respect to business to be brought before the 2006 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Typically the Lead Director presides at executive sessions of the independent directors of the Board of Directors. Any communications that shareholders may wish to send to the Board of Directors may be directly sent to the Lead Director at the following address:
Lead Director
Swift Energy Company
c/o CCI
P. O. Box 561915
Charlotte, NC 28256
     Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders. However, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held one week before the shareholders’ annual meeting. Therefore, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although a number of the members of the Board will attend the 2006 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions.

FORWARD LOOKING STATEMENTS
     The statements contained in this proxy statement that are not historical are “forward-looking statements,” as that term is defined in Section 21E of the Exchange Act, that involve a number of risks and uncertainties. Forward-looking statements use forward-looking terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should,” or “anticipate” or other similar words. These statements discuss “forward-looking” information such as future net revenues from production and estimates of oil and gas reserves. These forward-looking statements are based on assumptions that the Company believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:
•	fluctuations of the prices received or demand for crude oil and natural gas over time;

•	interruptions of operations and damages due to hurricanes and tropical storms;

•	geopolitical conditions or hostilities;

•	uncertainty of reserves estimates;

•	operating hazards;

•	unexpected substantial variances in capital requirements;

•	currency rate fluctuations with regard to the New Zealand dollar;

•	environmental matters; and

•	general economic conditions.
     Other factors that could cause actual results to differ materially from those anticipated are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company will not update these forward-looking statements unless required to do so by applicable law.
ANNUAL REPORT ON FORM 10-K
     Upon written request, Swift Energy will provide any shareholder of the Company at no charge a copy of the Company’s Annual Report on Form 10-K for 2005 as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to Swift Energy Company, Attention: Scott Espenshade, Director of Corporate Development and Investor Relations, 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (713) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.
GENERAL
     The information contained in this proxy statement in the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—To Amend the Swift Energy Company 2005 Stock Compensation Plan to Increase the Number of Shares of the Company’s Common Stock Available for Awards under the Plan by up to an Additional 850,000 Shares,” “Proposal 3—Ratification of Selection of Independent Auditor,” “Compensation Committee Report,” “Comparative Total Returns,” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

By Order of the Board of Directors,

Karen Bryant
Secretary
Houston, Texas
March 23, 2006

SWIFT ENERGY COMPANY
The Board of Directors Solicits This Proxy for the
Annual Meeting of Shareholders to be held on May 9, 2006
          The undersigned hereby constitutes and appoints Terry E. Swift, Bruce H. Vincent, and Alton D. Heckaman, Jr., or any one of them, with full power of substitution and revocation of each, the true and lawful attorneys and proxies of the undersigned at the Annual Meeting of Shareholders (the “Meeting”) of SWIFT ENERGY COMPANY (the “Company”) to be held on Tuesday, May 9, 2006, at 4:00 p.m. Houston time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, or any adjournments or postponements thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned on the books of the Company (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting.
(Continued and to be SIGNED on REVERSE side)

ANNUAL MEETING OF SHAREHOLDERS OF

SWIFT ENERGY COMPANY

May 9, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1.	Election of Directors:
Class I Nominees (Term to expire 2009)
Class II Nominee (Term to expire 2007)
Nominees:

☐	FOR ALL NOMINEES	¡	Clyde W. Smith, Jr.	Class I Nominee

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Terry E. Swift	Class I Nominee

		¡	Charles J. Swindells	Class I Nominee

☐	FOR ALL EXCEPT (See instructions below)	¡	Raymond E. Galvin	Class II Nominee

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2: Approval to amend the Swift Energy Company 2005 Stock Compensation Plan to increase the number of shares available for awards.	☐	☐	☐

PROPOSAL 3: Ratification of selection of Ernst & Young LLP as Swift Energy Company’s Independent Auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2 and 3.

The undersigned hereby acknowledges receipt of the Notice of 2006 Annual Meeting of Shareholders, the Proxy Statement and the 2005 Annual Report to Shareholders furnished herewith.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.